Exhibit 99.1

OCEAN POWER TECHNOLOGIES’ CANCELLATION OF TRADING ON AIM

Pennington, New Jersey – December 2, 2010 – Ocean Power Technologies, Inc. (“OPT” or the “Company”) announces that it intends to cancel the admission of its common shares (the “Shares”) to trading on the AIM Market (“AIM”) of the London Stock Exchange (the “Cancellation” or “de-listing”). It is anticipated that the Cancellation will become effective at 07.00 GMT on Friday, 14 January 2011.

OPT will maintain its listing on NASDAQ Global Market (“NASDAQ”), which accounts for the bulk of the trading in its shares, and is facilitating an orderly transfer of its UK-held Shares to the US stock processing system.

Reasons for the De-listing

In arriving at the decision to de-list from AIM, the Directors of OPT have taken the following matters into account:

(i)	the relative inactivity, in terms of share trading volume, of the Shares on AIM compared to that on NASDAQ;

(ii)	the removal of the ongoing costs associated with the Company’s continuing compliance with the AIM Rules and maintaining the quotation; and

(iii)	the Company’s securities will continue to be traded on NASDAQ.

OPT was admitted to AIM in October 2003 and subsequently obtained a listing on NASDAQ in April 2007. Since being listed on NASDAQ, the Company’s stock has experienced significantly higher liquidity in the US market compared with AIM. This is based on data provided by Yahoo Finance, NASDAQ and AIM with respect to average daily volume of Shares traded and the average number of monthly trades.

For these reasons, the Directors of OPT believe that the burden of maintaining the AIM quotation outweighs the benefits that the Company receives from its listing on AIM. The Directors unanimously agree that the de-listing will not interfere with, or inhibit, the Company’s business. The Directors have therefore concluded that it is in the best interests of the Company and its shareholders to cancel its admission to AIM and maintain the listing of its securities on NASDAQ to enable all shareholders to continue to trade their Shares in the future.

Ocean Power Technologies Limited, based in Warwick, UK, remains fully committed to growing OPT’s business in the United Kingdom and Europe.

Effect of the De-listing

The principal effects of the de-listing will be:

•	The Shares will no longer be traded on AIM

•	The Company’s Depositary Interest and CREST facility will be cancelled

•	The Company will no longer be required to comply with the AIM Rules or any of the corporate governance requirements for companies trading on AIM

•	Nomura Code Securities will cease to be the nominated advisor and broker to the Company

•
The Company will maintain its listing on NASDAQ, where its Shares will continue to be traded, and it will continue to comply with all the obligations of NASDAQ and the Securities and Exchange Commission rules in the US. All holders on the UK register on 19 January 2011 will be placed on the US register and will be issued a Direct Registration System (“DRS”) advice statement by the Company’s registrar and transfer agent, Computershare

•	The Shares will remain freely transferable

Prior to 14 January 2011, shareholders may continue to have their Depositary Interests cancelled and have the underlying shares deposited into the US stock processing system, the Depository Trust & Clearing Corporation (“DTCC”), by contacting the UK-based Global Transaction Unit of Computershare at +44 (0)870 702 0003, ext. 1075.

Shareholders wishing to ask further questions about this process should contact Computershare at +44 (0)870 703 6162 or the Company’s CFO and company secretary, Brian Posner, on +1 609 730 0400, ext. 242.

Expected Timetable

13 January 2011 at 16.30 GMT	Trading of Shares held as UK Depositary Interests ceases

14 January 2011 at 07.00 GMT	Cancellation of trading on AIM becomes effective

18 January 2011 at 16.30 GMT	Shares held as UK Depositary Interests are transferred to the NASDAQ listing and such Shares will be placed on the US Register in the Direct Registration System the following day

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy. The Company participates in a $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT is headquartered in Pennington, New Jersey with an office in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

Contact information:

Ocean Power Technologies, Inc.
Charles F. Dunleavy, Chief Executive Officer Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact:
Corfin Public Relations Limited Neil Thapar, Claire Norbury	Telephone: +44 20 7596 2860

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